Exhibit 23.1

Somekh Chaikin

17 Ha’arba’a Street, PO Box 609

KPMG Millennium Tower

Tel Aviv 61006, Israel

+972 3 684 8000

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated May 16, 2022 except as to Notes 8 A (4), 8 A (5) and 8 A (6), which are as of December 8, 2022, with respect to the financial statements of Laminera Flow Optimization Ltd., included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ Somekh Chaikin

Member Firm of KPMG International

December 9, 2022

Tel Aviv, Israel